                                                                      Exhibit 21


              Subsidiaries of AmeriServe Food Distribution, Inc.



                                                           Jurisdiction of
                   Name of Entity                            Organization
                   --------------                         ----------------

              AmeriServe of Canada Ltd.                       Ontario

              AmeriServe Funding Corporation                  Delaware

              AmeriServe Transportation, Inc.                 Nebraska

              Chicago Consolidated Corporation                Illinois

              Delta Transportation, Ltd.                      Wisconsin

              Northland Transportation Services, Ltd.         Nebraska

              PFS de Mexico, S.A. de C.V.                     Mexico

              Servicios AmeriServe S.A. de C.V.               Mexico

              Steamboat Acquisition Corp.                     Delaware